Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES 18.2% INCREASE IN YEAR OVER YEAR NET INCOME

Conference Call Scheduled For Tuesday, July 16, 2013 at 10:00 AM CT

ARMSTRONG, IOWA, July 15, 2013 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services is pleased to announce its financial results for the three and six months ended May 31, 2013.

In conjunction with the release, the Company has scheduled a conference call for Tuesday, July 16, 2013 at 10:00 AM CT. Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer, and J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the second quarter financial results and will also provide an outlook for the balance of 2013.

What: Art’s Way Manufacturing Second Quarter Financial Results.

When: Tuesday, July 16, 2013 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Period Ended May 31, 2013:

●	Net income of $1,334,000 for the six months ended May 31, 2013, a 18.2% increase over the same period in 2012.

●	Earnings per basic and diluted share for the six months ended May 31, 2013 were $0.33 per share versus earnings per basic and diluted share of $0.28 per share for the same period in 2012.

	For the Three Months Ended (Consolidated)
	May 31, 2013	May 31, 2012	Change
Net Sales	$9,250,000	$11,685,000	-20.8%
Operating Income	$799,000	$1,494,000	-46.5%
Net Income	$514,000	$936,000	-45.1%
EPS (Basic)	$0.13	$0.23	-43.5%
EPS (Diluted)	$0.13	$0.23	-43.5%
Weighted Average Shares Outstanding:
Basic	4,037,552	4,031,439
Diluted	4,051,692	4,047,787

	For the Six Months Ended (Consolidated)
	May 31, 2013	May 31, 2012	Change
Net Sales	$17,665,000	$17,997,000	-1.8%
Operating Income	$1,512,000	$1,856,000	-18.5%
Net Income	$1,334,000	$1,129,000	18.2%
EPS (Basic)	$0.33	$0.28	17.9%
EPS (Diluted)	$0.33	$0.28	17.9%
Weighted Average Shares Outstanding:
Basic	4,036,302	4,029,825
Diluted	4,049,480	4,047,346

Net Sales: Our consolidated net sales for the three- and six-month periods ended May 31, 2013 were $9,250,000 and $17,665,000, respectively, compared to $11,685,000 and $17,997,000 during the same respective periods in 2012, a $2,435,000, or 20.8%, decrease for the quarter and a $332,000, or 1.8%, decrease year-to-date. As anticipated, this contraction in sales comes primarily from Scientific as detailed below. Consolidated gross profit margin for the second fiscal quarter was 27.7% compared to 27.0% during the same quarter of 2012. Gross profit margin year-to-date of 2013 was 27.9% compared to 25.7% for year-to-date of 2012.

Manufacturing: Our second fiscal quarter sales at Manufacturing were $7,716,000, compared to $8,006,000 during the same period of 2012, a decrease of $290,000, or 3.6%. Year-to-date sales were up to $14,720,000, from $11,994,000 as of May 31, 2012, an increase of $2,726,000, or 22.7%. The year over year increase in revenue was due primarily to additional sales of $2,917,000 attributable to the acquisition of Universal Harvester Co., Inc. (“UHC”) in May 2012. Gross margin for the quarter ended May 31, 2013 was 26.0%, compared to 30.7% for the same period in 2012. The year-to-date gross margin was 26.9% compared to 29.2% in 2012. The decrease is primarily attributable to the timing of beat harvester deliveries.

Vessels: Our second fiscal quarter sales at Vessels were $642,000, compared to $617,000 for the same period in 2012, an increase of $25,000, or 4.1%. Year-to-date sales were $1,036,000, compared to $946,000 for the six-month period ending May 31, 2012, an increase of $90,000, or 9.5%. Gross margin for the quarter ended May 31, 2013 was 17.6% compared to 8.1% for the same period in 2012. Year-to-date gross margin was 6.2% in 2013 compared to 0.9% in 2012. The additional sales have been the main contributor to the improved margins.

Scientific: Our second fiscal quarter sales at Scientific were $892,000, compared to $3,062,000 for the same period in fiscal 2012, a decrease of $2,170,000, or (70.9%). Year-to-date sales were $1,909,000, compared to $5,057,000 for the six-month period ended May 31, 2012, a decrease of $3,148,000, or (62.3%). The decrease was primarily attributable to the completion of an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. Scientific was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Most of the revenue for the contract was recognized during 2012. Scientific uses percent complete accounting to calculate revenue and gross margins for all contracts. Gross margin for the quarter ended May 31, 2013 was 50.3% compared to 21.3% for the same period in 2012. Year-to-date gross margin was 47.4% in 2013 compared to 22.2% in 2012. The gross margin increase was due to the finalization of costs as compared to estimates and miscellaneous reductions in expenses. The team worked hard to control costs as the 2012 fabrication and installation projects were finalized.

Income: Consolidated net income was $514,000 and $1,334,000 for the three- and six-months ended May 31, 2013, compared to $936,000 and $1,129,000 for the same respective periods in 2012. The changes to net income for the six-month period were primarily attributable to the timing in net sales, offset by the first fiscal quarter net gain realized from the sale of certain land near Armstrong, Iowa.

Earnings per Share: Earnings per basic and diluted share during the second fiscal quarter ended May 31, 2013 were $0.13 compared to $0.23 for the same period during 2012. Earnings per basic and diluted share during the six months ended May 31, 2013 were $0.33 compared to $0.28 for the same period in 2012.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “The three and six months quarterly financial results are not as robust as we would like due to the cyclicality of our business and the timing of key beet harvester sales being primarily in June. Growth at times can be somewhat uneven. As expected, Scientific is down after a record year, but the Scientific team is taking an aggressive marketing and sales approach and has signed two new contacts that have recently been announced by the Company. Additionally, we have launched a national marketing and advertising campaign to the hog industry with our hog care AG buildings to define the Art’s Way brand more clearly, expand market awareness and grow our customer base. We also totally revamped the Art’s Way Scientific web site to be more dynamic with expanded product information, updated features and photos, http://www.buildingsforscience.com. The early responses have been extremely positive and we intend to make similar efforts in connection with our anticipated expansion into the dairy business.”

“We expect the Company to grow with additional product offerings and expansion into new markets and we believe that our future is very bright. We believe that our targeted agricultural niche products present profitable opportunities and that the agricultural sector remains an attractive investment due to near-record incomes expected this year on the farm. We have positioned Art’s Way with our accretive acquisitions to be a growth company with diverse product lines and markets in order to deliver a growth rate on revenue that is above average for our industry.”

“A key focus of the management team is to drive new sales by enhancing our relationships with current customers, and strengthening our sales efforts for both Art’s Way Manufacturing niche farm products and Art’s Way Scientific AG care buildings while maintaining a keen eye toward expense reduction. We are optimistic the expansion of our brands in Japan and in Canada and the sound execution of our business strategies will continue to drive long-term growth and stockholder value. We remain confident our customer-focused, diversified business model will help us manage through these periods of slower growth.”

“Company-wide, we are committed to delivering outstanding results including superior quality products, unmatched customer service and increased shareholder value.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; and modular buildings.

For more information, including an archived version of the conference call, contact: Jim Drewitz, Investor Relations

830-669-2466

jim@jdcreativeoptions.com

www.jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs and expectations regarding the long-term growth of each of our segments; (ii) our expectations regarding the strength of the agricultural sector; (iii) our expectations regarding the profitability of new contracts and marketing efforts at Scientific; (iv) our beliefs regarding our position for growth opportunities in agricultural niche markets; (v) our beliefs regarding the benefits of our business strategy; (vi) our intention to expand our product offerings and geographic presence; and (vii) our expected returns to shareholders, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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